Exhibit 23.3

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the use of our fairness opinion included as Annex B to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of MBT Bancorp with and into MainSource Financial Group, Inc. and to the reference to our firm’s name under the captions “Summary—Opinion of MBT’s Financial Advisor,” “—Reasons for the Merger,” “Risk Factors—The fairness opinion obtained by MBT will not reflect changes in the relative values of MainSource and MBT between the time the opinion was obtained and the effective time of the Merger,” “Proposal 1 - The Merger—Background of the Merger,” “—MBT’s Reasons for the Merger and Recommendation of the Board of Directors,” “—Opinion of MBT Bancorp’s Financial Advisor,” “The Merger Agreement—Representations and Warranties,” and “—Covenants” in such Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder. We also do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the regulations thereunder.

Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

July 2, 2014